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                                     FORM OF
                          EXPENSE LIMITATION AGREEMENT


         THIS EXPENSE LIMITATION AGREEMENT is made as of the 1st day of August, 2000 by and among NORTH AMERICAN GOVERNMENT BOND FUND, INC., a Maryland corporation (the "Fund") and INTERNATIONAL STRATEGY & INVESTMENT INC., a Delaware corporation ("ISI" or the "Advisor"), with respect to the following:

         WHEREAS, ISI serves as the Fund's investment advisor pursuant to an Investment Advisory Agreement dated December 15, 1992; and

         WHEREAS, ISI has voluntarily agreed to waive its fees so that the Fund's total annual operating expenses do not exceed 1.25% of its average daily net assets; and

         WHEREAS, the Fund and ISI desire to formalize this voluntary fee waiver arrangement for a one year period beginning on August 1, 2000 and ending on July 31, 2001.

         NOW THERETOFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

         1. ISI agrees to waive its fee for a period from August 1, 2000 to July 31, 2001 to the extent necessary so that the Fund's total annual operating expenses do not exceed 1.25% of its average daily net assets.

         2. Upon the termination of the Investment Advisory Agreement this Agreement shall automatically terminate.

         3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Maryland.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.


[SEAL]


                                            NORTH AMERICAN GOVERNMENT
                                            BOND FUND, INC.

Attest:/s/                                  by: /s/ R. Alan Medaugh
        ----------------------------            ----------------------------
                                            By: R. Alan Medaugh
                                            Title: President



                                            INTERNATIONAL STRATEGY &
                                            INVESTMENT INC.

Attest:/s/                                  by: /s/ Nancy Lazar
      --------------------                      ----------------------------
                                            By: Nancy Lazar
                                            Title: Executive Vice President